Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
November 18, 2008	Michael A. Carty at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA – The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 45 cents per share payable on January 2, 2009, to shareholders of record at the close of business on December 15, 2008. Today’s declaration represents an increase of 2.3% over the same period last year and brings the total dividend declared for 2008 to 89 cents per share, also a 2.3% increase from 2007.

“We have been pleased to reward our shareholders for their support and confidence with increased dividends for 20 consecutive years,” said Donald E. Smith, Chairman.

“The Corporation’s strong performance has once again received international recognition,” he added. “In July 2008 The Banker, a trade journal based in London, named First Financial Bank one of the top 1000 banks in the world and one of the top 200 banks in the United States for the second year in a row. The ranking is based on our capital levels, return on assets, real profits growth and other performance factors that reflect our strength and stability.”

First Financial Corporation is the holding company for First Financial Bank N.A., with 48 banking centers in western Indiana and eastern Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer Inc., a full-service insurance agency.